Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 33 - 2013

May 30, 2013
FOR IMMEDIATE RELEASE

Aurizon Announces Results of
Hecla Arrangement Consideration Elections

Aurizon Mines Ltd. (TSX:ARZ)(NYSE MKT:AZK) (“Aurizon” or the “Company”) announces the results of the consideration elections under the terms of the Company’s previously announced arrangement with Hecla Mining Company ("Hecla"). Under the arrangement, Aurizon securityholders were entitled to elect to receive CAD$4.75 (the “Cash Consideration”) or 0.9953 of a Hecla share (the “Share Consideration”) per Aurizon share, subject in each case to pro-ration based on a maximum cash consideration of approximately CAD$514 million and a maximum of 57,000,000 Hecla shares.

The results of the elections received prior to the extended election deadline of 4:00 p.m. (EDT) on
May 29, 2013 are as follows:

  securityholders representing 151,473,033.58 Aurizon shares elected to receive the Cash Consideration, which elections represent CAD$719,496,910 in aggregate, and securityholders representing 14,112,475 Aurizon shares elected or were deemed to have elected to receive the Share Consideration, which elections represent 14,046,146 Hecla shares in aggregate.

Since the aggregate elections for Cash Consideration exceed the amount available under the arrangement, securityholders who elected to receive the Cash Consideration will be subject to pro-ration in the manner described in Aurizon’s management information proxy circular dated April 10, 2013.

Completion of the arrangement is expected to occur with effect from June 1, 2013. With completion of the acquisition, Aurizon’s shares are expected to be delisted from the Toronto Stock Exchange with effect from the close of trading on June 5, 2013, and the NYSE MKT is expected to suspend trading in Aurizon shares prior to the opening of the market on June 3, 2013, with the last day of trading being May 31, 2013.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK". Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

About Hecla

Established in 1891, Hecla believes it is the largest and lowest-cost primary silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico. Additional information on Hecla and its properties is available on its website at http://hecla-mining.com.

News Release – May 30, 2013 Aurizon Announces Results of Hecla Arrangement Consideration Elections	Page 2

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-888-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

Media Contact:

Longview Communications

Trevor Zeck (604) 694-6037

Information Agent:

Georgeson

Toll Free (North America):

1-888-605-7616

Outside North America Call Collect:

1-781-575-2422

Email: askus@georgeson.com

Forward Looking Statement

This news release contains a forward-looking statement that is prospective in nature regarding the expected timing for the closing of the Arrangement (the “forward-looking statement”). The forward-looking statement is based on a number of assumptions, including the ability of the parties to satisfy in a timely manner, the remaining conditions to the closing of the Arrangement. Although management of Aurizon believes that the assumptions made and the expectations represented by such statement are reasonable, there can be no assurance that the forward-looking statement will prove to be accurate. You should not place undue reliance on the forward-looking statement. Aurizon specifically disclaims any obligation to reissue or update the forward-looking statement as a result of new information or events after the date hereof, except as may be required by law.